Exhibit 10.6

PERFORMANCE SPORTS GROUP LTD.

AMENDED AND RESTATED DIRECTORS’ DEFERRED SHARE UNIT PLAN
October 14, 2014

Performance Sports Group Ltd.
Amended and Restated Directors’ Deferred Share Unit Plan

TABLE OF CONTENTS

SECTION  1.GENERAL PROVISIONS    1
 1.1Purpose    1
 1.2Definitions    1
 1.3Administration    3
 1.4Governing Law    3
 1.5Common Shares Reserved for Issuance    3
SECTION  2.ELECTION UNDER THE PLAN    3
 2.1Payment and Deferral of Director’s Remuneration    3
 2.2Termination of Service    4
SECTION  3.GENERAL    5
 3.1Capital Adjustments    5
 3.2Non-Exclusivity    6
 3.3Unfunded Plan    6
 3.4Successors and Assigns    6
 3.5Transferability of Deferred Share Units    6
 3.6Amendment and Termination    6
 3.7Tax Consequences    7
 3.8Withholding Taxes    7
 3.9US Participants    7
 3.10No Liability    7
 3.11No Right to Continued Board Membership    8
 3.12Effective Date    8

(1)

Section  1. General Provisions

1.1	Purpose
The purpose of the Performance Sports Group Ltd. Amended and Restated Directors’ Deferred Share Unit Plan is to promote a greater alignment of interests between Eligible Directors (defined below) of the Company and the shareholders of the Company.

1.2	Definitions
As used in the Plan, the following terms have the following meanings:

(a)	“Board” means the Board of Directors of the Company;

(b)	“Business Day” means any day, other than a Saturday or a Sunday, on which the Toronto Stock Exchange or New York Stock Exchange, as applicable, is open for trading;

(c)	“Code” means the United States Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(d)	“Committee” means the Compensation Committee of the Board, as the same may be renamed or constituted from time to time;

(e)	“Common Share” means a common share in the capital of the Company;

(f)	“Company” means Performance Sports Group Ltd.;

(g)
“Conversion Date” means, with respect to any Fiscal Year quarter, the date used to determine the Market Price of a Common Share for the purposes of determining the number of Deferred Share Units to be credited in respect of that Fiscal Year quarter to an Eligible Director’s account; which shall be the date approved by the Committee which shall be, unless otherwise determined by the Committee, the first Business Day of the Fiscal Year quarter in respect of which the Deferred Share Unit is credited, but which shall not be earlier than the first Business Day or later than the last Business Day of the Fiscal Year quarter in respect of which the election is made;

(h)
“Deferred Share Unit” means a right granted by the Company to an Eligible Director to receive upon redemption, on a deferred basis, a Common Share or the cash equivalent thereof on the terms contained herein;

(i)
“Director’s Remuneration” means all cash director fees (i.e, retainers, meeting fees) and other cash compensation payable for services as an independent contractor by the Company in respect of the services provided to the Company by the Eligible Director in any Fiscal Year;

(j)	“Effective Date” has the meaning set out in section 3.12;

(k)
“Eligible Director” means each director of the Company who is not an employee of the Company (or any subsidiary of the Company) or an employee of a shareholder who is an insider of the Company (as that term has meaning in the Toronto Stock Exchange Company Manual);

(l)	“Filing Date” has the meaning set out in section 2.2(a);

(m)	“Fiscal Year” means the fiscal year of the Company, which as of the Effective Date is the annual period commencing June 1 and ending the following May 31.

(n)
“Market Price” means the volume weighted average trading price of Common Shares on the New York Stock Exchange (or, if such shares are not then listed and posted for trading on the New York Stock Exchange, on such other stock exchange in Canada or in the United States on which Common Shares are listed and posted for trading as may be selected for such purpose by the Committee) for the five Business Days on which Common Shares traded on such exchange preceding the applicable date; provided that, (i) the “Market Price” cannot be less than the U.S. dollar equivalent, if applicable, of the volume weighted average trading price of Common Shares on the primary exchange (based on the greatest trading volume for the Fiscal Year quarter immediately preceding the Conversion Date) for each of the five Business Days, as applicable, on which Common Shares traded on such exchange preceding the applicable date (using the noon rate of exchange as published by the Bank of Canada on each of the five Business Days); and (ii) in the event that Common Shares are not listed and posted for trading on any stock exchange, at the applicable date, the Market Price in respect thereof shall be the fair market value of a Common Share as determined by the Committee in its sole discretion;

(o)	“Participant” means an Eligible Director who has made an election to receive Deferred Share Units;

(p)	“Plan” means the Performance Sports Group Ltd. Directors’ Deferred Share Unit Plan, as amended from time to time;

(q)	“Proportionate Voting Share” means a proportionate voting share in the capital of the Company; and

(r)	“US Participant” means each Participant who is a United States citizen or resident or whose compensation under the Plan is subject to income taxation under the Code.
Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders.

1.3	Administration
Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, this Plan will be administered by the Committee which has the sole and absolute discretion to: (i) interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; and (iii) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Director. The Board may establish policies respecting minimum ownership of Common Shares of the Company by Eligible Directors and the ability to elect Deferred Share Units to satisfy any such policy.

1.4	Governing Law
The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.5	Common Shares Reserved for Issuance
The Company hereby reserves 100,000 Common Shares for issuance under this Plan, provided that Common Shares reserved for issuance pursuant to Deferred Share Units which are cancelled, terminated or settled without having been redeemed for Common Shares issued from treasury will again be available for issuance under this Plan.
Section  2.    Election Under the Plan

2.1	Payment and Deferral of Director’s Remuneration
Subject to such rules, approvals and conditions as the Committee may impose and subject to Annex 1 in respect of US Participants, an Eligible Director may elect to receive the Director’s Remuneration, in whole or in part, in the form of Deferred Share Units.

(s)
Method of Electing for Director’s Remuneration. Unless otherwise permitted by the Committee, to elect to receive Deferred Share Units, the Eligible Director shall complete and deliver to the Chief Financial Officer of the Company, or other officer of the Company designated by the Committee, a written irrevocable election by no later than the last day of the Fiscal Year preceding the Fiscal Year respecting which the Director’s Remuneration becomes payable. The Eligible Director’s written election shall, subject to any minimum amount that may be required by the Committee, designate the portion or percentage of the Director’s Remuneration for the applicable Fiscal Year that is to be deferred into Deferred Share Units, with the remaining portion or percentage to be paid in cash in accordance with the Company’s regular practices of paying such cash compensation. In the absence of a designation to the contrary, the Eligible Director’s election for the most recently ended Fiscal Year with respect to the portion or percentage of the Director’s Remuneration that is to be deferred into Deferred Share Units shall continue to apply to all subsequent Director’s Remuneration payments until the Eligible Director submits another written election in accordance with this paragraph. An Eligible Director shall only file one election in respect of the Director’s Remuneration payable in any Fiscal Year and the election shall be irrevocable for that Fiscal Year. If no election is made, and no prior election remains effective, with respect to any Fiscal Year, the Eligible Director shall be deemed to have elected to defer any minimum amount that may be required by the Committee into Deferred Share Units and to receive the balance of the Director’s Remuneration for the applicable Fiscal Year quarter in cash.

(t)
Payment of Director’s Remuneration. The portion or percentage of the Director’s Remuneration credited as Deferred Share Units, as elected by the Participant, shall be determined on the first Business Day following the last day of each Fiscal Year quarter for which the Director’s Remuneration is payable.

(u)
Deferred Share Units. Deferred Share Units elected by a Participant pursuant to the Plan shall be credited to an account maintained for the Participant by the Company. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited on the date prescribed by paragraph 2.1(b) shall be determined by dividing the amount of the Director’s Remuneration to be deferred into Deferred Share Units on such date by the Market Price per Common Share on the Conversion Date.

(v)
Dividends. When dividends are paid on Common Shares, a Participant shall be credited with dividend equivalents in respect of the Deferred Share Units credited to the Participant’s account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional Deferred Share Units (including fractional Deferred Share Units) based on the Market Price per Common Share on the date credited.

2.2	Termination of Service

(a)
Termination of Service. Subject to Annex I in respect of US Participants, a Participant who has retired from all positions as a director of the Company, or who, except as a result of death, has otherwise ceased for any reason to hold any such positions with the Company, may redeem the Deferred Share Units credited to the Participant’s account by filing with the Chief Financial Officer of the Company, or other officer of the Company designated by the Committee, one or more notices of redemption of Deferred Share Units in the prescribed form on or before December 15 of the first calendar year commencing after the date the Participant retires from or otherwise ceases to hold such positions (other than as a result of the Participant’s death). If the Participant fails to file a notice of redemption of the Deferred Share Units on or before such December 15, the Participant shall be deemed to have filed with the Chief Financial Officer of the Company a notice of redemption on such December 15 to redeem all Deferred Share Units credited to such Participant’s account. Each date on which a notice of redemption is filed or deemed to be filed with the Chief Financial Officer of the Company, or other officer of the Company designated by the Committee, is the “Filing Date”. Each notice of redemption filed by the Participant shall specify the number of Deferred Share Units to be redeemed and if such number is not so specified, it shall be deemed to be all the Deferred Share Units credited to the Participant’s account.

(b)
Death of Eligible Director. In the event of the death of a Participant while serving as a director of the Company, the Company shall redeem all Deferred Share Units credited to the Participant’s Account (without any action on the part of the deceased Participant’s estate).

(c)
Subject to Annex I in respect of US Participants, within the earlier of 5 Business Days following the Filing Date or 90 days following the Participant’s death, as applicable, the Company shall redeem, subject to Section  3.8, the Deferred Share Units (including fractional Deferred Share Units) required to be redeemed pursuant to section 2.2(a) or  2.2(b) by, in the discretion of the Company;

(i)
issuing from treasury or by market purchase one Common Share for each full Deferred Share Unit to be redeemed and making a lump sum cash payment (net of any applicable withholdings) in respect of any partial Deferred Share Unit to be redeemed, determined in the same manner as set out in section  2.2(c)(ii),

(ii)
making a lump sum payment (net of any applicable withholdings) in respect of all full and partial Deferred Share Units to be redeemed, equal to the number of Deferred Share Units (including fractional Deferred Share Units) to be redeemed on such Filing Date or date of death, as applicable, multiplied by the Market Price per Common Share determined as at such applicable date, or

(iii)	a combination of (i) and (ii).
Section  1.     General

1.6	Capital Adjustments
In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Company’s assets to shareholders, or any other change in the capital of the Company affecting Common Shares, the Committee will make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, with respect to (i) the number or kind of shares or other securities on which the Deferred Share Units are based; and (ii) the number of Deferred Share Units credited to any Eligible Director’s account and the number of Common Shares reserved for issuance hereunder.

1.7	Non-Exclusivity
Nothing contained herein will prevent the Board from adopting other additional compensation arrangements for the benefit of Eligible Directors, subject to any required regulatory or shareholder approval.

1.8	Unfunded Plan
Deferred Share Units shall be credited to an unfunded bookkeeping account established and maintained by the Company in the name of each Participant. Notwithstanding any other provision of the Plan to the contrary, a Deferred Share Unit shall not be considered or construed as an actual investment in Common Shares. To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

1.9	Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and each Eligible Director, including without limitation, the legal representatives of each Eligible Director, or any receiver or trustee in bankruptcy or representative of the Company or an Eligible Director.

1.10	Transferability of Deferred Share Units
Rights respecting Deferred Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution.

1.11	Amendment and Termination

(a)
The Board may amend, suspend or terminate this Plan, or any portion thereof, at any time, subject to those provisions of applicable rules, regulations and policies of the Toronto Stock Exchange and the New York Stock Exchange, as applicable, if any, that require the approval of shareholders.

(b)
No amendment, suspension or termination may materially adversely affect any Deferred Share Units, or any rights pursuant thereto, granted previously to any Participant without the consent of that Participant.

(c)
Notwithstanding the foregoing, any amendment of the Plan shall ensure that the Plan is continuously excluded from the salary deferral arrangements rules under the Income Tax Act (Canada) or any successor rules.

(d)
If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules adopted by the Committee and in force at the time of this Plan, will continue in effect as long as a Deferred Share Unit or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Committee may make any amendments to the Plan or the Deferred Share Units it would be entitled to make if the Plan were still in effect.

(e)
With the consent of the Participant affected thereby, the Committee may amend or modify any outstanding Deferred Share Unit in any manner to the extent that the Committee would have had the authority to initially grant the Deferred Share Units so modified or amended.

1.12	Tax Consequences
It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian and U.S. tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. The Company shall not be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

1.13	Withholding Taxes
The Company may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any payment under the Plan including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Common Shares to be issued upon the redemption of any Deferred Shares Units, until such time as the Participant has paid the Company for any amount which the Company is required to withhold with respect to such taxes.

1.14	US Participants
Compensation payable under the Plan to US Participants is intended to be exempt from taxes and penalties under Section 409A of the Code and the regulations issued thereunder, and the Plan (including Annex I) and all Deferred Share Units shall be construed, interpreted and administered in compliance with such intent. If the Committee determines that any amounts payable hereunder may be taxable to a Participant under Section 409A, the Committee may (i) subject to Section 3.6, adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that neither the Company nor any of its subsidiaries nor any other person or entity shall have any liability to a Participant (or any beneficiary thereof) with respect to any tax imposed by Section 409A. Annex I sets forth special terms of the Plan applicable to US Participants.

1.15	No Liability
The Company shall not be liable to any Participant for any loss resulting from a decline in the market value of any Common Shares.

1.16	No Right to Continued Board Membership
Nothing contained herein shall (i) be construed as conferring upon any Participant the right to continue as a member of the Board, (ii) affect in any way the right of the Company or shareholders to terminate such membership, or (iii) affect in any way the rights of any party contained in any agreement governing a Participant’s service as a member of the Board or other agreement governing the Participant’s non-employee services to the Company.

1.17	Effective Date
This Plan was initially adopted by the Board on September 18, 2012 (the “Effective Date”) and amended and restated on October 14, 2014. Should any changes to this Plan be required by any securities commission or other governmental body of any jurisdiction of Canada or the United States to which this Plan has been submitted or by any stock exchange on which the Common Shares may from time to time be listed, such changes will be made to this Plan as are necessary to conform with such requests and, if such changes are approved by the Board, this Plan, as amended, will remain in full force and effect in its amended form as of and from that date.

ANNEX I TO PERFORMANCE SPORTS GROUP LTD. DIRECTORS’ DEFERRED
SHARE UNIT PLAN FOR US PARTICIPANTS
The following additional or special terms and conditions shall apply to all Eligible Directors who are US Participants.
In the event that there is any conflict between the terms and conditions of the Plan and the provisions of this Annex I, this Annex I shall govern.

Section 2.	Election Under the Plan. With respect to US Participants, notwithstanding any other provision of the Plan to the contrary,
2.1    Payment and Deferral of Director’s Remuneration

(e)
Method of Electing for Director’s Remuneration. Each Participant’s irrevocable written deferral election with respect to Director Remuneration otherwise payable to him for services rendered in a Fiscal Year must be provided to the Company in the manner set forth in Section  2.1(a) no later than the last day of the Fiscal Year immediately preceding the Fiscal Year with respect to which such deferral election relates; provided, however, that with respect to Director Remuneration related to the first Fiscal Year in which an Eligible Director becomes eligible to participate in the Plan (including the 2013 Fiscal Year), the Eligible Director’s completed election form must be received by the Company within 30 days following the date on which such Eligible Director first becomes eligible to participate in the Plan (provided that such election shall relate only to amounts payable for services performed after the date such Election Form is so received).

2.2    Termination of Service

(d)	Redemption of Deferred Share Units. Each Participant’s Deferred Share Units shall be redeemed in full on the earlier to occur of (A) the Participant’s separation from service with the Company for any reason and (B) a Change in Control (such earlier date, the “Redemption Date”).

(a)	Deferred Share Units (including fractional Deferred Share Units) to be redeemed pursuant to section 2.2(d) on the Redemption Date shall be redeemed by, in the discretion of the Company,

(i)
issuing to the Participant one Common Share for each full Deferred Share Unit to be redeemed and making a lump sum cash payment (net of any applicable withholdings) determined in the same manner as set out in section 2.2(e)(ii) in respect of any partial Deferred Share Unit to be redeemed;

(ii)
making a lump sum payment (net of any applicable withholdings) in respect of all full and partial Deferred Share Units to be redeemed, equal to the number of Deferred Share Units (including fractional Deferred Share Units) to be redeemed on such Payment Designation Date multiplied by the closing market price Common Share on the Toronto Stock Exchange on the trading date immediately preceding the Redemption Date (or, if such shares are not then listed and posted for trading on the Toronto Stock Exchange, on such other stock exchange in Canada on which Common Shares are listed and posted for trading as may be selected for such purpose by the Committee); provided that, in the event that Common Shares are not listed and posted for trading on any stock exchange at the applicable date, the price in respect thereof for purposes of this Section 2.2(e) shall be the fair market value of a Common Share as determined by the Committee in its sole discretion, or

(iii)	a combination of (i) and (ii).

(f)
“Change in Control” for purposes of this Annex I means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(g)	“Separation from service” for purposes of this Annex I has the meaning given to such term under Section 409A(a)(2)(A)(i) of the Code and U.S. Treasury regulation section 1.409A-1(h).

(h)
Advanced Redemption. Notwithstanding anything herein to the contrary, if any portion of a Participant’s Deferred Share Units is required to be included in income by the Participant prior to the Redemption Date due to a violation of the requirements of Code Section 409A, the Participant may petition the Committee for the redemption of those portions of his or her Deferred Share Units that are required to be so included in income. As soon as reasonably practicable following the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall redeem a portion of such Participant’s Deferred Share Units equal to the amount required to be included in income as a result of the failure of the Plan to meet the requirements of Code Section 409A; provided, however, that in no event may the number of Deferred Share Units redeemed exceed the total number of Deferred Share Units credited to such Participant under the Plan.

(i)
No Acceleration or Other Change. Except as provided in Section 2.2(e) of this Annex I, no acceleration or other change as to the time and form of payment in respect of Deferred Share Units shall be permitted following the date on which the Participant’s deferral election becomes irrevocable as provided under Section 2.1 of this Annex I except to the extent permitted and in the manner specified under Treasury Regulations promulgated under Section 409A of the Code; provided that if the Participant is a “specified employee” within the meaning of Code Section 409A, payments in respect of his or her Deferred Share Units in connection with such Participant’s separation from service shall be subject to any delay required under Code Section 409A(a)(2)(B)(i) and the regulations thereunder.